EXHIBIT 10.02

March 25, 2009
Dr. Claude Ranoux
8 Chestnut Street
Winchester MA  01890

Re: Amendment

Dear Claude:

This letter will evidence the agreement between you and BioXcell, Inc. (the “Company”) regarding the amendment of the Convertible Term Note dated September 18, 2008, issued to you by the Company (the “Note”).

The amendments to the Note are as follows:

1.	The Maturity Date (as defined in the Note) is March 31, 2010.
2.	Section 3, Conversion, is eliminated and all remaining sections of the Note are appropriately renumbered.

All other terms of the Note remain in full force and effect.

Please indicate your agreement to the foregoing by signing and returning a copy of this letter to the Company.

ACCEPTED and AGREED:	Very Truly Yours,

BIO X CELL, INC.	BIO X CELL, INC.
/s/Claude Ranoux	/s/ Robert Bowdring
Dr. Claude Ranoux	Robert J BowdringIts
Chief Financial Officer

 100 Cummings Center Suite 421E Beverly, MA 01915
(978) 878-9505 voice & fax
www.bioxcell.com